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                           GRAYDON HEAD & RITCHEY LLP
                                Attorneys at Law
EXHIBIT 5.1

                                  June 1, 2005

LanVision Systems, Inc.
10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242-4716

      Re: Sale of 1,000,000 Shares of Common Stock of LanVision Systems, Inc.
          Pursuant to the Company's Form S-8 Registration Statement Filed with the Securities and Exchange Commission on the date hereof relating to the LanVision Systems, Inc. 2005 Incentive Compensation Plan.

Dear Gentlemen:

      We have acted as counsel to LanVision Systems, Inc. (the "Company"), a Delaware corporation, in connection with the registration of 1,000,000 shares of Common Stock of the Company which may be issued and sold under the Company's 2005 Incentive Compensation Plan (the "Plan"), as set forth in the S-8 Registration Statement filed by the Company with the Securities and Exchange Commission on the date hereof.

      As counsel for the Company, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Company's Certificate of Incorporation, Bylaws, the Plan and other corporate records of the Company, as we have deemed necessary for the purpose of this opinion.

      On the basis of the foregoing, we are of the opinion that, upon the issuance of common stock pursuant to the exercise of stock options and stock appreciation rights and the issuance of restricted stock as same may be granted by the Company under the Plan, the 1,000,000 shares of Common Stock being registered pursuant to the Registration Statement are currently validly authorized and, when issued and sold as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

      We hereby consent to the filing of this opinion as part of the above referenced Registration Statement and amendments thereto.

                                               Sincerely yours,

                                               GRAYDON, HEAD & RITCHEY LLP

                                               By: /s/ Richard G. Schmalzl
                                                   ----------------------------
                                                   Richard G. Schmalzl, Partner

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